EXHIBIT 16



May 22, 2002



Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Sir/Madam:

We have read the  paragraphs in Item 4 included in the Form 8-K/A dated May
22, 2002 of CRIIMI MAE Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,



/s/Arthur Andersen LLP
   by David B. Kay


Copy to:
Ms. Cynthia O. Azzara, CFO and SVP, CRIIMI MAE Inc.